UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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Fifth Street Asset Management Inc.

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FIFTH STREET ASSET MANAGEMENT INC.
777 West Putnam Avenue, 3rd Floor
Greenwich, CT 06830

To the Stockholders:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Fifth Street Asset Management Inc. (“FSAM” or the “Company”) to be held at the principal executive office of the Company, 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830 on June 4, 2015, at 10:00 a.m., local time (the “Annual Meeting”). Only stockholders of record at the close of business on April 9, 2015 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

Details of the business to be conducted at the meeting are given in the accompanying Notice of Annual Meeting and 2015 Proxy Statement. As permitted by the rules of the Securities and Exchange Commission, we are furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites stockholders’ receipt of the materials, lowers the costs relating to our Annual Meeting and conserves natural resources. As a result, we will mail our stockholders (other than those who previously requested electronic or paper delivery) a notice containing instructions on how to access our 2015 Proxy Statement and 2014 Annual Report and vote online. The notice will also include instructions on how you can receive a paper copy of the proxy materials, including the Notice of Annual Meeting, 2015 Proxy Statement and proxy card. If you elect to receive your proxy materials by mail, the Notice of Annual Meeting, 2015 Proxy Statement and proxy card from our Board of Directors will be enclosed. If you elect to receive your proxy materials via e-mail, the e-mail will contain voting instructions and links to the Notice of Annual Meeting, 2015 Proxy Statement and 2014 Annual Report on the Internet.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction form. Please review the instructions on each of your voting options described in the 2015 Proxy Statement, as well as in the Notice of Internet Availability of Proxy Materials you received in the mail. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

Your vote and participation is very important to us. We look forward to seeing you at the meeting.

Sincerely,

/s/ Leonard M. Tannenbaum

Leonard M. Tannenbaum
Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 4, 2015.

Our 2015 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2014 are available at the following cookies-free website that can be accessed anonymously: www.proxyvote.com.

FIFTH STREET ASSET MANAGEMENT INC.
777 West Putnam Avenue, 3rd Floor
Greenwich, CT 06830

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

June 4, 2015

To the Stockholders:

The 2015 Annual Meeting (the “Annual Meeting”) of Stockholders of Fifth Street Asset Management Inc., a Delaware corporation (“FSAM” or the “Company”), will be held at the principal executive office of the Company, 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830 on June 4, 2015, at 10:00 a.m., local time. At the Annual Meeting, our stockholders will consider and vote on:

1.	Election of six directors to our Board of Directors;
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2015; and
3.	The transaction of other business as may properly come before the Annual Meeting and any adjournments or postponements.

The nominees of the Board of Directors for election as directors are listed in the accompanying Proxy Statement. We are not aware of any other business, or any other nominees for election as directors, that may properly be brought before the Annual Meeting.

Holders of record of the Company’s common stock as of the close of business on April 9, 2015, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting. Whether or not you expect to be present in person at the Annual Meeting, please sign and return the accompanying proxy card, or vote in advance via the Internet or telephone. Instructions are shown on the proxy card.

Thank you for your support of Fifth Street Asset Management Inc.

By order of the Board of Directors,
DAVID H. HARRISON
Executive Vice President and Secretary

Greenwich, Connecticut
April 21, 2015

This is an important meeting. To ensure proper representation at the Annual Meeting, please complete, sign, date and return the accompanying proxy card, or vote your shares electronically through the Internet or by telephone. Please see the Proxy Statement and the accompanying proxy card for details about electronic voting. Even if you vote your shares prior to the Annual Meeting, you still may attend the Annual Meeting and vote your shares in person.

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Fifth Street Asset Management Inc.
777 West Putnam Avenue, 3rd Floor
Greenwich, Connecticut 06830

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

General

In this Proxy Statement, “we,” “our,” and “us” refers to Fifth Street Asset Management Inc. (also referred to as the “Company”) and its consolidated subsidiaries.

We expect to first furnish this proxy statement and the accompanying form of proxy to stockholders on or about April 21, 2015.

The Notice of Annual Meeting of Stockholders, this Proxy Statement and our 2014 Annual Report on Form 10-K are available at www.proxyvote.com.

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying proxy card or otherwise provide voting instructions, either via the Internet or telephone, and the Company receives it in time for the Annual Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified. If you give no instructions on the proxy card, the shares covered by the proxy card will be voted FOR the election of the nominees as directors and FOR the other matters listed in the accompanying Notice of Annual Meeting of Stockholders.

Explanatory Note

We are an “emerging growth company” under applicable federal securities laws, and therefore are permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission (the “SEC”).

Annual Meeting Information

Date, Time and Location

We will hold the Annual Meeting on June 4, 2015 at 10:00 a.m., local time, at our principal executive office at 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830.

Attendance

You are entitled to attend the Annual Meeting only if you were a stockholder of the Company as of the record date for the Annual Meeting, or April 9, 2015 (the “Record Date”), or you hold a valid proxy for the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You must present valid photo identification, such as a driver’s license or passport, for admittance. If you are not a stockholder of record of the Company but hold shares as a beneficial owner in street name, in order to attend the Annual Meeting you must also provide proof of beneficial ownership, such as your most recent account statement prior to the Record Date, a copy of the voting instruction form provided by your broker, bank, trustee or nominee, or other similar evidence of ownership of shares of the Company.

If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting. For security reasons, you and your bags will be subject to search prior to your admittance to the Annual Meeting.

Availability of Proxy and Annual Meeting Materials

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2014 are also available at the following cookies-free website that can be accessed anonymously at www.proxyvote.com.

Purpose of Annual Meeting

At the Annual Meeting, you will be asked to vote on the following proposals:

1.	Election of six directors to our Board of Directors (the “Board”);
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2015; and
3.	The transaction of other business as may properly come before the Annual Meeting and any adjournments or postponements.

Voting Information

Record Date and Voting Securities

You are entitled to vote if you were a holder of record of the common stock of the Company as of the close of business on the Record Date.

All holders of common stock as of the Record Date will be entitled to vote for the election of six directors to be elected at the Annual Meeting and upon the ratification of our independent registered public accounting firm. A list of the stockholders of record of the common stock of our Company as of the Record Date will be available for examination during ordinary business hours, for any purpose germane to the Annual Meeting, at our office located at 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830, for a period of at least ten days before the Annual Meeting.

As of the Record Date, there were 6,000,033 shares of Class A common stock outstanding and 42,856,854 shares of Class B common stock outstanding. Each holder of Class A common stock as of the Record Date who is represented at the Annual Meeting shall be entitled to cast one vote for each share of Class A common stock held. Each holder of Class B common stock as of the Record Date who is represented at the Annual Meeting shall be entitled to cast five votes for each share of Class B common stock held. The holders of our Class A and Class B common stock, voting together, are entitled to vote on the election of the directors and ratification of the appointment of our independent registered public accounting firm.

Quorum Required

To conduct business at the Annual Meeting, a quorum of stockholders of the Company must be present at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock of the Company outstanding on the Record Date will constitute a quorum. Abstentions will be treated as shares present for quorum purposes. Shares for which brokers have not received voting instructions from the beneficial owner of the shares and do not have discretionary authority to vote on certain proposals (which are considered “broker non-votes” with respect to such proposals) will be treated as shares present for quorum purposes.

If a quorum is not present for the Company, the stockholders who are represented may adjourn the Annual Meeting until a quorum is present. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit the further solicitation of proxies.

Submitting Voting Instructions for Shares Held through a Broker, Bank or Other Nominee

If you hold shares of common stock through a broker, bank or other nominee, you must follow the voting instructions that you receive from your broker, bank or nominee. If you hold shares of common stock through a broker, bank or other nominee and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from the record holder of your shares and present it at the Annual Meeting. If you do not vote in person at the Annual Meeting or submit voting instructions to your broker, your broker may still be permitted to vote your shares on certain routine matters. If your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote these shares on the Company’s proposal to elect directors, the broker may not exercise discretion to vote for or against such proposal. These shares will not be counted as having been voted on such proposal. With respect to the proposal to ratify the independent registered public accounting firm, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank, broker or nominee so your vote can be counted.

Authorizing a Proxy for Shares Held in Your Name

If you are a record holder of shares of common stock, you may authorize a proxy to vote on your behalf by mail, as described on the accompanying proxy card. Authorizing your proxy will not limit your right to vote in person at the Annual Meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you authorize a proxy without indicating your voting instructions, the proxyholder will vote your shares according to the Board’s recommendations. Stockholders of record may also vote either via the Internet or by telephone. Specific instructions to be followed by stockholders of record interested in voting via the Internet or telephone are shown on the accompanying proxy card. Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. A stockholder that votes through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the stockholder.

Revoking Your Proxy

If you are a stockholder of record, you can revoke your proxy at any time before it is exercised by (1) delivering a written revocation notice prior to the Annual Meeting to David H. Harrison, Secretary, Fifth Street Asset Management Inc., 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830; (2) submitting a later-dated proxy that we receive no later than the conclusion of voting at the Annual Meeting; or (3) voting in person at the Annual Meeting. If you hold shares of common stock through a broker, bank or other nominee, you must follow the instructions you receive from them in order to revoke your voting instructions. Attending the Annual Meeting does not revoke your proxy unless you also vote in person at the Annual Meeting.

Votes Required

Election of directors.  The affirmative vote of a plurality of a Company’s shares of common stock outstanding and entitled to vote thereon at the Annual Meeting is required to elect each director nominee of the Company (i.e., the candidates receiving the most “for” votes will win each election). Stockholders may not cumulate their votes. If you “withhold authority” with respect to any of the nominees, your shares will not be voted with respect to the person indicated. Because directors are elected by plurality of the votes, an abstention will have no effect on this proposal.

Ratification of independent registered public accounting firm.  The affirmative vote of a majority of the Company’s votes cast at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm (i.e., the number of shares voted “for” the ratification of the appointment of PricewaterhouseCoopers LLP exceeds the number of “abstain” votes and votes “against” the ratification of the appointment of PricewaterhouseCoopers LLP). Abstentions will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal. Because brokers will have discretionary authority to vote for the ratification of the selection of the

Company’s registered independent public accounting firm in the event that they do not receive voting instructions from the beneficial owner of the shares, there should not be any broker non-votes with respect to this proposal.

Information Regarding This Solicitation

The Company will bear the expense of the solicitation of proxies for the Annual Meeting, including the cost of preparing and posting this Proxy Statement. We have requested that brokers, nominees, fiduciaries and other persons holding shares in their names, or in the names of their nominees, which are beneficially owned by others, forward the proxy materials to, and obtain proxies from, such beneficial owners. We will reimburse such persons for their reasonable expenses in so doing.

In addition to the solicitation of proxies by the use of the mails, proxies may be solicited in person and by telephone or facsimile transmission by directors or officers of the Company or officers or employees of Fifth Street-affiliated companies without special compensation therefor.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock by the following persons as of the Record Date (except as otherwise noted):

•	each person or group of affiliated persons known to us to beneficially own more than 5% of our Class A common stock or Class B common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our directors and executive officers as a group.

As of the Record Date, there were 6,000,033 shares of Class A common stock outstanding and 42,856,854 shares of Class B common stock outstanding. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying options and warrants held by that person that are exercisable within 60 days of the Record Date are considered to be outstanding. However, the numbers in the percent of combined voting power column do not give effect to any options or warrants held by the persons listed in the table. To our knowledge, except as indicated in the footnotes to this table, where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Unless otherwise indicated, the address of all executive officers and directors is c/o Fifth Street Asset Management Inc., 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830.

Name of Beneficial Owner	Class A Shares Beneficially Owned		Class B Shares Beneficially Owned		Percent of Combined Voting Power(1)
	Number of Shares	Percent of Class	Number of Shares	Percent of Class
Pine River Capital Management L.P. and affiliates(2)	809,126	13.49%	—	—	*
Barclays PLC(3)	661,334	11.02%	—	—	*
Greenlight Capital, Inc. and affiliates(4)	599,000	9.98%	—	—	*
Philadelphia Financial Management of San Francisco, LLC and affiliates(5)	598,175	9.97%	—	—	*
Named Executive Officers and Directors
Leonard M. Tannenbaum	33	*	40,191,085	93.78%	91.22%
Bernard D. Berman	—	—	2,665,769	6.22%	6.05%
Todd G. Owens	100,000	1.67%	—	—	*
Ivelin M. Dimitrov	—	—	—	—	—
David J. Anderson	2,250	*	—	—	*
Wayne Cooper	10,000	*	—	—	*
Mark J. Gordon	5,000	*	—	—	*
Thomas L. Harrison	6,000	*	—	—	*
Frank C. Meyer	61,000	1.0%	—	—	*
Named Executive Officers and Directors as a group (9 persons)	184,283	3.1%	42,856,854	100.00%	97.35%

*	Represents less than 1%.
(1)	Each share of our Class A common stock is entitled to one vote per share and each share of our Class B common stock is entitled to five votes per share.
(2)	The number of shares owned is based on information included in the Form 13G filed by Pine River Capital Management L.P. (“Pine River Capital”) with the SEC on January 8, 2015. According to the Form 13G: (i) Pine River Capital has shared voting and dispositive power over 809,126 shares of our Class A common stock, and (ii) Brian Taylor has shared voting and dispositive power over 809,126 shares of our Class A common stock. The address for Pine River Capital and Mr. Taylor is 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305.
(3)	The number of shares owned is based on information included in the Form 13G filed by Barclays PLC with the SEC on February 13, 2015. According to the Form 13G, (i) Barclays PLC has sole voting and dispositive power over 330,667 shares of our Class A common stock, (ii) Barclays Capital Inc. has sole voting and dispositive power over 330,326 shares of our Class A common stock, and (iii) Barclays Capital Derivative Funding has sole voting and dispositive power over 341 shares of our Class A common stock. The address for Barclays PLC is 1 Churchill Place, London, E14 5HP, England. The address for Barclays Capital Inc. is 745 Seventh Avenue, New York, New York 10019. The address for Barclays Capital Derivative Funding is c/o Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.
(4)	The number of shares owned is based on information included in the Form 13G filed by Greenlight Capital, Inc. (“Greenlight Capital”) with the SEC on February 13, 2015. According to the Form 13G: (i) Greenlight Capital has shared voting and dispositive power over 387,000 shares of our Class A common stock, (ii) DME Advisors, LP has shared voting and dispositive power over 86,100 shares of our Class A common stock, (iii) DME Capital Management, LP has shared voting and dispositive power over 125,900 shares of our Class A common stock, (iv) DME Advisors, GP has shared voting and dispositive power over 212,000 shares of our Class A common stock, and (v) David Einhorn has shared voting and dispositive power over 599,000 shares of our Class A common stock. The address for these entities and Mr. Einhorn is 140 East 45th Street, 24th Floor, New York, NY 10017.
(5)	The number of shares owned is based on information included in the Form 13G/A filed by Philadelphia Financial Management of San Francisco, LLC (“Philadelphia Financial Management”) with the SEC on March 9, 2015. According to the Form 13G, (i) Philadelphia Financial Management has shared voting and dispositive power over 598,175 shares of our Class A common stock, (ii) Boathouse Row I, L.P. has shared voting and dispositive power over 253,319 shares of our Class A common stock, (iii) Boathouse Row II, L.P. has shared voting and dispositive power over 78,109 shares of our Class A common stock, (iv) Boathouse Row Offshore Ltd. has shared voting and dispositive power over 284,747 shares of our Class A common stock, and (v) Jordan Hymowitz has shared voting and dispositive power over 598,175 shares of our Class A common stock. The address for these entities and Mr. Hymowitz is c/o Philadelphia Financial Management of San Francisco, LLC, 450 Sansome Street, Suite 1500, San Francisco, CA 94111.

PROPOSAL 1 — ELECTION OF DIRECTORS

The business and affairs of the Company are managed under the direction of its Board. Our Board currently consists of seven directors and, following the Annual Meeting, will consist of six directors.

At the Annual Meeting, six directors are to be elected to serve for a term of one year. The six nominees for director are:

•	David J. Anderson
•	Wayne Cooper
•	Mark J. Gordon
•	Thomas L. Harrison
•	Frank C. Meyer
•	Leonard M. Tannenbaum

All nominees are incumbent directors of the Company. None of the nominees to the Board has any family relationship with any other nominee or with any of our executive officers. In the normal course of its deliberations, the Board may decide at a later time to add one or more directors who possess skills and experience that may be beneficial to the Board and our Company.

A stockholder of the Company can vote for or against each of the director nominees of the Company or abstain from voting. Abstentions will not be included in determining the number of votes cast and, as a result, will have no effect on the election of directors. Shares represented by broker non-votes are not considered entitled to vote and thus are not counted for purposes of determining whether each of the nominees for election as a director have been elected. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy FOR the election of the nominees named above. If a nominee should decline or be unable to serve as director, it is intended that the proxy will be voted for the election of such person nominated as a replacement. The Board has no reason to believe that any director nominee named will be unable or unwilling to serve.

The Board unanimously recommends a vote “FOR” this proposal.

Our Directors and Executive Officers

The following table provides certain information relating to our directors and executive officers (ages are given as of the Record Date).

Name	Age	Position
Leonard M. Tannenbaum	43	Chairman of the Board and Chief Executive Officer
Bernard D. Berman	44	Co-President, Chief Compliance Officer and Director
Todd G. Owens	47	Co-President
Alexander C. Frank	57	Chief Operating Officer and Chief Financial Officer
Ivelin M. Dimitrov	36	Chief Investment Officer
Steven M. Noreika	39	Chief Accounting Officer
David H. Harrison	42	Executive Vice President and Secretary
David J. Anderson	65	Director
Wayne Cooper	54	Director
Mark J. Gordon	47	Director
Thomas L. Harrison	67	Director
Frank C. Meyer	71	Director

Biographical Information

Leonard M. Tannenbaum, CFA.  Mr. Tannenbaum is Chairman of the Board and our Chief Executive Officer. Mr. Tannenbaum was chief executive officer of Fifth Street Senior Floating Rate Corp. (“FSFR”) from May 2013 to September 2014 and served as chairman or vice chairman of its board of directors from May 2013 to September 2014. He also served as the chief executive officer of Fifth Street Finance Corp.

(“FSC”) from October 2007 through January 2015, chairman of its board of directors from December 2007 through January 2015, and was its president from October 2007 through February 2010. Mr. Tannenbaum is a limited partner of Fifth Street Holdings L.P. and also serves on the management committee and investment committee of Fifth Street Management LLC (“Fifth Street Management”). Since founding his first private investment firm in 1998, Mr. Tannenbaum has founded a number of private investment firms, including Fifth Street Capital LLC, and he has served as managing member of each firm. Prior to launching his first firm, Mr. Tannenbaum gained extensive small company experience as an equity analyst for Merrill Lynch. In addition to serving on our Board, Mr. Tannenbaum currently serves on the board of directors of several private Greenlight Capital affiliated entities and has previously served on the Boards of Directors of several other companies, including Einstein Noah Restaurant Group, Inc., Assisted Living Concepts, Inc. and WesTower Communications, Inc. Mr. Tannenbaum has also served on four audit committees and five compensation committees, of which he has acted as chairperson for one of such audit committees and four of such compensation committees. Mr. Tannenbaum graduated from the Wharton School of the University of Pennsylvania, where he received a B.S. in Economics. Subsequent to his undergraduate degree from the University of Pennsylvania, Mr. Tannenbaum received an M.B.A. in Finance from the Wharton School as part of the Submatriculation Program. He is a holder of the Chartered Financial Analyst designation.

Mr. Tannenbaum’s leadership, business expertise, knowledge of private equity financing, extensive financial and risk assessment abilities and in-depth knowledge of our operations, in addition to his service as a director on other boards, make him well-qualified to serve as a director on our Board.

Bernard D. Berman.  Mr. Berman is our Co-President, Chief Compliance Officer and a director. He has been the chairman of FSFR’s board of directors since January 2014, a member of its board of directors since May 2013 and served as its president from May 2013 to January 2014. He has been the chairman of FSC’s board of directors since September 2014, a member of its board of directors since February 2009, its president from February 2010 to September 2014 and its secretary from October 2007 to September 2014, and served as its chief compliance officer from April 2009 to May 2013. Mr. Berman is a limited partner of Fifth Street Holdings L.P. and also serves on the management committee and investment committee of Fifth Street Management. Prior to joining Fifth Street in 2004, Mr. Berman was a corporate attorney from 1995 to 2004, during which time he negotiated and structured a variety of investment transactions. Mr. Berman received a J.D. from Boston College Law School and a B.S. in Finance from Lehigh University.

Todd G. Owens.  Mr. Owens joined us in September 2014 and is our Co-President. Since January 2015, he has been Chief Executive Officer of FSC and President of FSFR. He has also been a member of FSC’s board of directors since November 2014. In addition, Mr. Owens is responsible for driving growth in our business by executing strategic initiatives, managing investor relationships and broadening our distribution channels. Mr. Owens also serves on the management committee of Fifth Street Management. Prior to joining us, Mr. Owens was an investment banker at Goldman, Sachs & Co. He joined Goldman, Sachs & Co. in 1990 and was named a managing director in 2001 and a partner in 2008. Mr. Owens serves as a trustee for Good Samaritan Hospital in Los Angeles and for City Year Los Angeles. At Goldman, Sachs & Co., Mr. Owens was head of the West Coast Financial Institutions Group and the Specialty Finance Group. He holds a B.A. in history and political economy from Williams College.

Alexander C. Frank.  Mr. Frank is our Chief Operating Officer and Chief Financial Officer. He has been a member of FSFR’s board of directors since November 2014. He served as FSFR’s chief operating officer from November 2013 to July 2014 and previously served as its chief financial officer. He also served as the chief financial officer of FSC from September 2011 to July 2014. Mr. Frank is responsible for the operations of our Company. Mr. Frank is a limited partner of Fifth Street Holdings L.P. and also serves on the management committee of Fifth Street Management. Prior to joining Fifth Street, he served as a managing director and chief financial officer of Chilton Investment Company LLC, a global investment management firm, from September 2008 to March 2011. Mr. Frank was responsible for finance and operations infrastructure. Prior to that, Mr. Frank spent over 22 years at Morgan Stanley, having served as global head of institutional operations, global corporate controller and chief financial officer of U.S. broker/dealer operations and global treasurer. In his roles, he oversaw various securities infrastructure services, creating efficiencies throughout the organization, and managed all aspects of the internal and external financial control and reporting functions. He also oversaw the firm’s financing, capital planning, cash management and rating agency functions. Mr. Frank began his career in audit and tax accounting at Arthur Andersen LLP before joining Morgan Stanley in 1985. He received an M.B.A. from the University of Michigan and a B.A. from Dartmouth College.

Ivelin M. Dimitrov, CFA.  Mr. Dimitrov is our Chief Investment Officer. He has been a member of FSFR’s board of directors since September 2014, its chief executive officer since January 2015 and was previously its president and chief investment officer. He has also been a member of FSC’s board of directors, since January 2013, and is currently its president, since January 2015, and its chief investment officer, since August 2011. Mr. Dimitrov joined Fifth Street Management in May 2005 and is responsible for the credit underwriting of our investment portfolios, overseeing risk analysis and investment approvals. Mr. Dimitrov leads the tactical asset allocation decisions for the portfolio, shifting exposures between asset classes and industries, as well as managing interest rate risk. He is also responsible for the oversight and development of the Fifth Street Management’s investment team. Mr. Dimitrov also heads the senior loan product business strategy across our platform. He has substantial experience in financial analysis, valuation and investment research. Mr. Dimitrov is a limited partner of Fifth Street Holdings L.P. and also serves on the management committee and investment committee of Fifth Street Management. Mr. Dimitrov graduated from the Carroll Graduate School of Management at Boston College with an M.S. in Finance and has a B.S. in Business Administration from the University of Maine. He is also a holder of the Chartered Financial Analyst designation and has completed CFA Institute’s Investment Management Workshop at Harvard Business School.

Steven M. Noreika, CPA, CFA.  Mr. Noreika is our Chief Accounting Officer. He has been Fifth Street Management’s chief financial officer since January 2011. He has also been FSC CT LLC’s chief financial officer since March 2012. Mr. Noreika joined Fifth Street in September 2008. Mr. Noreika is a limited partner of Fifth Street Holdings L.P. Prior to joining Fifth Street, from 2002 to 2008, Mr. Noreika was a manager of internal financial reporting at Time Warner Inc., where he was responsible for various aspects of financial reporting, financial systems design and implementation. Prior to that, he worked in a supervisory role for Marcum & Kliegman, LLP (now Marcum LLP), where he was responsible for audit and tax engagements for clients in various industries, predominantly financial services, real estate, new media and entertainment. Mr. Noreika is a Certified Public Accountant and holds a B.B.A. in Accounting from Pace University. He is also a holder of the Chartered Financial Analyst designation.

David H. Harrison.  Mr. Harrison is our Executive Vice President and Secretary. Mr. Harrison has been FSFR’s chief compliance officer and secretary since May 2013. He has also served as the chief compliance officer of FSC since May 2013 and as its secretary since September 2014. Mr. Harrison is also the chief compliance officer and secretary of Fifth Street Management and FSC CT LLC. In addition, Mr. Harrison previously served as the director of legal & compliance and a vice president of FSC LLC. Prior to joining Fifth Street in October 2009, he served as a corporate and securities attorney with the law firm of Dewey & LeBoeuf LLP where he focused on structuring and negotiating various corporate and finance transactions and ensuring compliance with federal securities laws. He received a J.D. from Boston University School of Law and a B.A. from Brandeis University.

David J. Anderson.  Mr. Anderson became a member of our Board of Directors in October 2014. Mr. Anderson recently retired from Honeywell International Inc., where he was the senior vice president and chief financial officer from 2003 until his retirement in April 2014. While at Honeywell, Mr. Anderson was a member of the senior leadership team, where he was responsible for the company’s corporate finance activities, including tax, accounting, treasury, audit, investment, financial planning, investor relations, acquisitions and real estate. Prior to joining Honeywell, Mr. Anderson had senior financial roles at ITT Industries, Newport News Shipbuilding and RJR Nabisco Holding Corporation. Mr. Anderson has more than 35 years of global financial experience. Mr. Anderson currently serves on the boards of directors of American Electric Power, including its audit and finance committees, B/E Aerospace and Cardinal Health, including its audit committee. Mr. Anderson received a B.S. in Business from Indiana University and received an M.B.A. from the University of Chicago’s Booth School of Business.

Mr. Anderson’s education and depth of experience in corporate finance, executive leadership and strategic planning make him well-qualified to serve as a director on our Board of Directors.

Wayne Cooper.  Mr. Cooper became a member of our Board of Directors in September 2014. Since 2004, Mr. Cooper has been a managing partner of Greenhaven Partners, LLC, an investment partnership that acquires and builds innovative middle market companies. Mr. Cooper currently serves as the executive chairman of Chief Executive Group, LLC and the chief executive officer of Bongarde Holdings, Inc., a portfolio company of Greenhaven Partners. At Greenhaven Partners, he also led the turnaround and growth of Pyramid Research, a global communications consulting company, which was sold to United Business Media in September 2008. Mr. Cooper was chairman of the Institute of Finance & Management until it was sold by Greenhaven Partners in 2013. From January 1996 to December 2003, he was the chief executive officer of Kennedy Information. From September 1986 to December 1995, Mr. Cooper was a business strategy consultant with Monitor Company. Earlier in his career, from September 1982 to June 2004, he was a Research Associate with Bain & Company. Mr. Cooper has an M.B.A. from Harvard Business School and a B.A. from Stanford University.

Mr. Cooper’s extensive leadership, business strategy, investing and entrepreneurial experience, in addition to his service as a director on other boards, make him well-qualified to serve as a director on our Board of Directors.

Mark J. Gordon.  Mr. Gordon became a member of our Board of Directors in September 2014. Mr. Gordon has over 25 years of experience in the real estate industry. Since 2010, Mr. Gordon has been a managing partner of Tribeca Associates LLC where he is responsible for acquiring and developing a broad spectrum of New York-based hospitality, office and residential real estate assets as well as maintaining relationships with its capital partners. Prior to joining Tribeca Associates, Mark was managing partner at Sonnenblick-Goldman and head of the firm’s hotel group. In 2007, he was instrumental in structuring the sale of the company to Cushman & Wakefield, a global real estate services company. He then went on to become the head of the Hotel Group of the newly formed Cushman & Wakefield Sonnenblick Goldman. Mr. Gordon holds a Master’s Degree in Real Estate Finance from New York University and a B.S. in Finance from Ithaca College.

Mr. Gordon’s experience in leadership positions, financing and acquisitions, in addition to his extensive business and capital raising experience, make him well-qualified to serve as a director on our Board of Directors.

Thomas L. Harrison.  Mr. Harrison became a member of our Board of Directors in September 2014. Mr. Harrison is chairman emeritus of Diversified Agency Services, or DAS, a division of the Omnicom Group and global provider of a broad range of marketing communications services. Mr. Harrison was named chairman emeritus in April 2013. Previously Mr. Harrison served as the chairman and chief executive of DAS since May 1998. Mr. Harrison began his career with Omnicom Group in 1992 when it acquired the Harrison & Star Business Group, a highly successful healthcare marketing communications group, which he co-founded. Currently, Mr. Harrison is a partner and board member of Dipexium Pharmaceuticals, board member and chairman of the audit committee of rVue, a digital out-of-home media company, and board member of Social Growth Technologies. Mr. Harrison was previously a board member for ePocrates, a publicly-traded healthcare information company, until its 2013 acquisition and chairman of its compensation committee, and The Morgans Hotel Group, from 2006 to 2013, serving as chairman of its audit committee and co-chair of its compensation committee. Mr. Harrison holds an M.S. in cell biology and physiology from West Virginia University.

Mr. Harrison’s extensive leadership, business strategy and communications and marketing experience, in addition to his service as a director on other boards, make him well-qualified to serve as a director on our Board of Directors.

Frank C. Meyer.  Mr. Meyer became a member of our Board of Directors in September 2014. Mr. Meyer is a private investor who was chairman of Glenwood Capital Investments, LLC (“Glenwood”), an investment adviser specializing in hedge funds, which he founded in January of 1988 and from which he resigned in January of 2004. As of October of 2000, Glenwood has been a wholly-owned subsidiary of the Man Group, PLC, an investment adviser based in England specializing in alternative investment strategies. Since leaving Glenwood in 2004, Mr. Meyer has focused on serving as a director for various companies. During his career, Mr. Meyer has served as an outside director for several companies, including FSC from

December 2007 to April 2014, United Capital Financial Advisers LLC from May 2004 to December 2013, a registered investment adviser, Quality Systems, Inc. from September 1999 to September 2004, a public company specializing in software for medical and dental professionals, and Centurion Trust Company of Arizona from 1995 to 2001, where he served as a non-executive chairman until its purchase by GE Financial. From 2004 through 2014, he was on the Board of Directors and chairman of the audit committee of Einstein Noah Restaurant Group, Inc., a firm operating in the quick casual segment of the restaurant industry until November 2014, when the firm was purchased and taken private by JAB Beech, Inc. He is also on the Board of Directors of three investment funds run by Ferox Capital Management, Limited, an investment manager based in the United Kingdom that specializes in convertible bonds. Mr. Meyer received his B.A. and M.B.A. from the University of Chicago.

Mr. Meyer’s extensive investment experiences within the financial advisory industry, lending, credit and risk management experience, knowledge of our operations from serving as a member of the board of directors of FSC, in addition to his service as a director on other boards, make him well-qualified to serve as a director on our Board of Directors.

Board Leadership Structure

Our Board includes our Chief Executive Officer who also serves as Chairman of the Board. Our Board understands that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant. To this end, our Board has no policy mandating the combination or separation of the roles of Chairman of the Board and Chief Executive Officer and believes the matter should be discussed and considered from time to time as circumstances change.

Mr. Tannenbaum currently serves as both our Chief Executive Officer and Chairman of the Board, which the Board believes provides strong leadership for us and promotes a close relationship between management and the Board and assists in the development and implementation of corporate strategy.

Pursuant to the Company’s Corporate Governance Policy, whenever the Chairman of the Board is not an independent director, the chairman of the Nominating and Corporate Governance Committee shall act as the presiding independent director at meetings of the “Non-Management Directors” (which will include the independent directors and other directors who are not officers of the Company even though they may have another relationship with the Company or its management that prevents them from being independent directors). In the absence of the chairman of the Nominating and Corporate Governance Committee, the chairman of the Audit Committee shall act in this capacity.

Our Board does not currently have a designated lead independent director. We are aware of the potential conflicts that may arise when a non-independent director is chairman of the Board, but believe these potential conflicts are offset by our strong corporate governance practices. Our corporate governance practices include regular meetings of the independent directors in executive session without the presence of interested directors and management, the establishment of Audit and Compensation Committees comprised solely of independent directors and the appointment of a Chief Compliance Officer, with whom the independent directors meet with in executive session, for overseeing our compliance policies and procedures. While certain non-management members of our Board may participate on the boards of directors of other companies, we monitor such participation to ensure it is not excessive and does not interfere with their duties to us.

Board’s Role in Risk Oversight

Management believes in a well-controlled environment in which specific processes are used to identify risks and those risks are more effectively anticipated and managed. We manage risk at multiple levels throughout the organization, including managing risk at the investment fund and portfolio management levels. This approach is not designed to avoid taking risks, but seeks to ensure that the risks we choose to take are accompanied by appropriate premium opportunities. Managing fund-level risk is also an integral component of our investment processes.

Our Board performs its risk oversight function primarily through: (i) three standing committees, which report to the Board, and (ii) active monitoring of our Chief Compliance Officer and our compliance policies and procedures.

As described below in more detail, the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee assist the Board in fulfilling its risk oversight responsibilities. The Audit Committee’s risk oversight responsibilities include overseeing the Company’s accounting and financial reporting processes, the Company’s systems of internal controls regarding finance and accounting and audits of the Company’s financial statements, as well as reviewing our financial risk and control procedures and significant tax and regulatory matters. The Compensation Committee’s risk oversight responsibilities include reviewing and approving the corporate goals and objectives relevant to the compensation of our executive officers and reviewing our compensation policies and practices to confirm that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. The Nominating and Corporate Governance Committee’s risk oversight responsibilities include selecting, researching and nominating directors for election by the Company’s stockholders, developing and recommending to the Board a set of corporate governance principles and overseeing the evaluation of the Board and our management.

In addition, the Board performs its risk oversight responsibilities with the assistance of the Company’s Chief Compliance Officer. The Chief Compliance Officer meets regularly in executive session with the Board’s independent directors.

Corporate Governance

Corporate Governance Documents

We maintain a corporate governance webpage at the “Corporate Governance” link under the “Investor Relations” link at http://fsam.fifthstreetfinance.com.

Our Corporate Governance Policy, Code of Business Conduct and Ethics, Insider Trading Policy and charters for each committee of the Board are available at the above website and are also available to any stockholder who requests them by writing to David H. Harrison, Secretary, Fifth Street Asset Management Inc., 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830.

Director Independence

In accordance with rules of the NASDAQ Stock Market LLC (the “NASDAQ”), the Board annually determines the independence of each director. No director is considered independent unless the Board has determined that he or she has no material relationship with the Company. The Company monitors the status of its directors and officers through the activities of the Nominating and Corporate Governance Committee and through a questionnaire to be completed by each director no less frequently than annually, with updates periodically if information provided in the most recent questionnaire has materially changed.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, our Board of Directors has determined that each of Messrs. Anderson, Cooper, Gordon, Harrison and Meyer has no material relationship that would interfere with the exercise of independent judgment and is “independent” within the meaning of the applicable rules of the SEC and as defined in the NASDAQ rules. Accordingly, our Board of Directors is comprised of a majority of independent directors.

Under the NASDAQ rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements. We are eligible to take advantage of this “controlled company” exemption. A “controlled company” may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that: (1) a majority of the board of directors consist of independent directors, (2) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors and (3) director nominees be selected or recommended by a majority of the independent directors or by a nominating committee composed solely of independent directors.

We intend to continue to take advantage of the controlled company exemption relating to the requirement that director nominees be selected or recommended by a majority of the independent directors or by a nominating committee composed solely of independent directors.

All of the members of our Audit Committee and our Compensation Committee are “independent directors,” as such term is defined in the rules of the NASDAQ. The members of our Audit Committee also satisfy the requirements for independence imposed upon audit committee members by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Evaluation

The Company’s directors will perform evaluations of the effectiveness of the Board and its committees.

Board Meetings and Committees

Our Board met three times during the fiscal year ended December 31, 2014. We were incorporated in May 2014 and became a public company on October 29, 2014. Each director attended at least 75% of the total number of meetings of the Board and committees on which the director served that were held while the director was a member. The Board’s standing committees are set forth below. Our directors are encouraged to attend the Annual Meeting, which will be our first annual meeting.

Our Board has adopted written charters for each Committee setting forth the roles and responsibilities of each Committee. Each of the charters is available on our website at http://fsam.fifthstreetfinance.com.

Audit Committee

Our Audit Committee assists our Board in its oversight of the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence and the performance of our independent registered public accounting firm.

Our Audit Committee’s responsibilities include, among others:

•	reviewing the scope of the external audit and the findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations and tracking management’s corrective action plans where necessary;
•	reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;
•	reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and internal controls and the audits of our financial statements;
•	reviewing our financial risk and control procedures;
•	appointing annually our independent registered public accounting firm, evaluating its independence and performance, determining its compensation and setting clear hiring policies for employees or former employees of the independent registered public accounting firm; and
•	establishing and overseeing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by our employees regarding questionable accounting or auditing matters and reviewing such complaints.

Messrs. Harrison, Meyer and Cooper serve on the Audit Committee and Mr. Harrison serves as its chair. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board has determined that Messrs. Harrison and Meyer are “audit committee financial experts” as defined under the applicable rules of the SEC and have the requisite financial sophistication as defined under the applicable rules and regulations of the NASDAQ. Under the rules of the SEC and NASDAQ, members of the Audit Committee must also meet independence standards under Rule 10A-3 of the Exchange Act.

The Audit Committee held two formal meetings during our fiscal year ended December 31, 2014.

Compensation Committee

Our Compensation Committee assists our Board in the discharge of its responsibilities relating to the compensation of our executive officers and directors.

Our Compensation Committee’s responsibilities include, among others:

•	reviewing and approving executive officer compensation as well as material employment agreements, severance arrangements and benefits policies generally;
•	reviewing and approving, on an annual basis, the corporate goals and objectives relevant to the compensation of our executive officers, and evaluating their performance in light of such goals and objectives;
•	overseeing and administering, and making recommendations to our Board with respect to, our cash and equity incentive plans;
•	reviewing and making recommendations periodically to our Board with respect to independent director compensation, including salary, bonus and equity and non-equity incentive compensation, subject to approval by our Board; and
•	reviewing our compensation policies and practices to confirm that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

Messrs. Cooper, Gordon and Harrison serve on the Compensation Committee and Mr. Cooper serves as its chair. Our Board has determined that each of the members of our Compensation Committee is independent under the rules of the NASDAQ, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

The Compensation Committee held one formal meeting during our fiscal year ended December 31, 2014.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include, among others:

•	making recommendations to our Board regarding the selection of candidates, qualification and competency requirements for service on our Board and the suitability of proposed nominees as directors;
•	advising our Board with respect to the corporate governance principles applicable to us;
•	reviewing the structure of our Board’s committees and recommending to our Board for its approval directors to serve as members of each committee, and where appropriate, making recommendations regarding the removal of any member of any committee; and
•	advise the Board with respect to succession planning for our executive officers.

Messrs. Meyer, Gordon and Tannenbaum serve on the Nominating and Corporate Governance Committee and Mr. Meyer serves as its chair. Our Board has determined that each of the members of our Nominating and Corporate Governance Committee, other than Mr. Tannenbaum, is an independent director under the rules of the NASDAQ relating to nominating committee independence.

The Nominating and Corporate Governance Committee did not hold any formal meetings during our fiscal year ended December 31, 2014.

Director Nominations

The Nominating and Corporate Governance Committee is responsible for determining criteria for service on the Board, identifying, researching and nominating directors for election by its stockholders and selecting nominees to fill vacancies on the Board or a committee of the Board. The Nominating and Corporate Governance Committee considers nominees properly recommended by its stockholders.

The Nominating and Corporate Governance Committee considers qualified director nominees recommended by stockholders when such recommendations are submitted in accordance with the Company’s Amended and Restated Bylaws and any other applicable law, rule or regulation regarding director nominations. Stockholders may submit candidates for nomination for the Board by writing to: Board of Directors, Fifth Street Asset Management Inc., 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830, Attention: Corporate Secretary.

When submitting a nomination for consideration, a stockholder must provide certain information about each person whom the stockholder proposes to nominate for election as a director, including: (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment of the person; (iii) the class or series and number of shares of our capital stock owned beneficially or of record by the persons; and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by the proposed nominee’s written consent to be named as a nominee and to serve as a director if elected.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers the following factors:

•	the appropriate size and composition of the Board;
•	the needs of the Board with respect to the particular talents and experience of its directors;
•	the knowledge, skills and experience of nominees in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of its Board;
•	the capacity and desire to serve as a member of the Board and to represent the balanced, best interests of the Company’s stockholders as a whole; and
•	the desire to balance the considerable benefit of continuity with the periodic addition of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee’s goal is to assemble a Board that brings it a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in its best interests and those of the Company’s stockholders. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of its management to participate as members of the Board. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Board does not have a specific diversity policy, but considers diversity of race, religion, national origin, gender, sexual orientation, disability, cultural background and professional experiences in evaluating candidates for Board membership.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating and Corporate Governance Committee or the Board decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee would identify the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating and Corporate Governance Committee and Board review and discuss for suggestions as to individuals meeting the criteria of the Nominating and Corporate Governance Committee. Research may also be performed to identify qualified individuals. We have not engaged third parties to identify or evaluate or assist in identifying potential nominees to the Board.

Communications with the Board and Directors

Stockholders and other interested parties may contact any member (or all members) of the Board by mail. To communicate with the Board, any individual directors or any group or committee of directors, correspondence should be addressed to the Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent to Fifth Street Asset Management Inc., 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830, Attention: Corporate Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters will be directed to the Company’s Audit Committee. Appropriate personnel of the Company will review and sort through communications before forwarding them to the addressee(s).

Code of Business Conduct and Ethics

Our Board has established a Code of Business Conduct and Ethics applicable to all of our officers, directors and employees, including our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our website at http://fsam.fifthstreetfinance.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website or as required by applicable law or NASDAQ listing requirements.

Compensation Committee Interlocks and Insider Participation

None of our named executive officers served as a member of a compensation committee, or other committee serving an equivalent function, at any time during the fiscal year ended December 31, 2014 of any entity, or a board of directors of an entity without a compensation committee, that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Family Relationships

There are no family relationships among any of our executive officers or any of our directors.

Compensation of Our Named Executive Officers

Our named executive officers (“Named Executive Officers”) for the year ended December 31, 2014 are:

•	Leonard M. Tannenbaum, our Chairman and Chief Executive Officer;
•	Todd G. Owens, our Co-President; and
•	Ivelin M. Dimitrov, our Chief Investment Officer.

Summary Compensation Table for Fiscal Year 2014

The following table contains information about the compensation paid to or earned by each of our Named Executive Officers during the most recently completed fiscal year.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Leonard M. Tannenbaum, Chairman and Chief Executive Officer	2014	$620,000		—		$4,147,643	$2,220,050	$39,250	$7,026,943
	2013	$600,000		—		—	—	$33,530	$633,530

Todd G. Owens, Co-President	2014	$138,258	(4)	$861,742	(5)	$3,249,992	$1,876,506	$2,723	$6,129,221
Ivelin M. Dimitrov, Chief Investment Officer	2014	$420,000		$600,000	(6)	$3,249,992	$1,876,506	$21,569	$6,168,067
	2013	$400,000		$550,000		—	—	$20,280	$970,280

(1)	On January 15, 2015, our Compensation Committee approved 2015 annual base salaries for our Named Executive Officers as follows: $100,000 for Mr. Tannenbaum and $520,000 for each of Messrs. Owens and Dimitrov.
(2)	Reflects the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), of stock options and restricted stock units granted in fiscal year 2014 by the Company under its 2014 Omnibus Incentive Plan (“2014 Plan”). For additional information regarding the assumptions made in calculating these amounts, see Note 11 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
(3)	Amounts in this column for fiscal year 2014 include (i) 401(k) employer matching contributions of $10,400 paid for Messrs. Tannenbaum and Dimitrov, (ii) company-paid medical premiums of $26,403, $2,392 and $9,896 for Messrs. Tannenbaum, Owens and Dimitrov, respectively, (iii) company-paid dental premiums of $2,008, $121 and $436 for Messrs. Tannenbaum, Owens and Dimitrov, respectively, (iv) company paid vision premiums of $262 for Mr. Tannenbaum, (v) company-paid life insurance premiums of $72 for Messrs. Tannenbaum and Dimitrov and $12 for Mr. Owens, (vi) company-paid long term disability premiums of $105 for Messrs. Tannenbaum and Dimitrov and $18 for Mr. Owens, and (vii) cell phone reimbursements of $180 and $660 for Messrs. Owens and Dimitrov, respectively.
(4)	Mr. Owens commenced employment with us on September 22, 2014. As a result, this amount has been pro-rated to reflect Mr. Owens’s partial service with us in 2014.
(5)	This bonus award was made to Mr. Owens in accordance with the terms of his amended and restated employment agreement with the Company dated October 29, 2014.
(6)	Reflects a discretionary bonus amount awarded to Mr. Dimitrov in recognition of his individual performance in 2014, as determined by our Compensation Committee. This bonus amount is subject to the terms of our Amended and Restated Deferred Bonus and Retention Plan. $403,000 of this bonus has been paid and the remainder will be paid in equal instalments over the subsequent three years, provided that Mr. Dimitrov remains employed with us (subject to earlier payment, however, if he is terminated by us without cause or due to his death or disability).

Outstanding Equity Awards as of December 31, 2014

The following table provides information regarding outstanding stock options and restricted stock unit awards held by our Named Executive Officers at December 31, 2014.

	Option Awards(1)				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(2)
Leonard M. Tannenbaum(3)(6)	—	1,329,371	$18.70	10/29/19	—	—
	—	—	—	—	243,979	$3,403,507
Todd G. Owens(4)(6)	—	1,054,217	$18.70	10/29/24	—	—
	—	—	—	—	191,176	$2,666,905
Ivelin M. Dimitrov(5)(6)	—	1,054,217	$18.70	10/29/24	—	—
	—	—	—	—	191,176	$2,666,905

(1)	All option awards were granted on October 29, 2014 with an exercise price per share equal to 110% of the price at which shares of our Class A common stock were offered to the public at the time of our initial public offering. All restricted stock unit awards were also granted on October 29, 2014.
(2)	Based on the closing price of our Class A common stock on December 31, 2014 of $13.95 per share.
(3)	Stock options granted to Mr. Tannenbaum vest in two equal installments on the first and second anniversaries of the grant date. The restricted stock units vest in equal annual installments over the three-year period commencing on the fourth anniversary of the grant date.
(4)	Stock option and restricted stock unit awards granted to Mr. Owens vest in equal monthly installments over the 36-month period following the third anniversary of the grant date.
(5)	Stock option and restricted stock unit awards granted to Mr. Dimitrov vest in equal annual installments over the three-year period commencing on the fourth anniversary of the grant date.
(6)	All vesting is conditioned on the Named Executive Officer’s continued employment with us through each applicable vesting date. Any shares issued upon settlement of the restricted stock units or exercise of the stock options are subject to sale restrictions that will be released as to 25% of the aggregate shares subject to the award after each of the sixth, seventh, eighth and ninth anniversaries of the grant date (except that with regard to the stock options held by Mr. Tannenbaum, 100% of the sale restrictions will lapse on the second anniversary of the grant date).

Employment Agreement with Ivelin Dimitrov

In connection with the pricing of our initial public offering in October 2014, Fifth Street Management and FSC CT LLC entered into an employment agreement with Mr. Dimitrov. Under the employment agreement, Mr. Dimitrov is eligible to receive a discretionary annual bonus based on the achievement of performance goals and other factors determined by us in our sole discretion.

In connection with the execution of the employment agreement, Mr. Dimitrov also entered into a non-competition, non-solicitation and non-disclosure agreement containing certain non-competition restrictions that are effective during his employment and for the one-year period thereafter (or the three-month period thereafter in the event of a termination other than for Cause (as defined in the employment agreement) or a termination within the 90-day period prior to, or at any time on or after, a change in control). The non-competition agreement provides that in the event of a termination of employment for any reason other than Cause and subject to Mr. Dimitrov’s compliance with the terms of the non-competition agreement, he will receive during the applicable non-competition period the sum of (i) the highest base salary ever paid to him during his employment with us (or a pro rata portion if the non-competition period is less than one year), plus (ii) a bonus (or a pro rata portion if the non-competition period is less than one year) equal to the average of the discretionary bonuses received over the two years preceding termination. In addition, solely in the event of his termination of employment by us without Cause or by him for Good Reason (as defined in the employment agreement), Mr. Dimitrov will be entitled to accelerated vesting of outstanding options and restricted stock units in the manner described below. We have the discretion to waive Mr. Dimitrov’s obligations under the non-competition agreement, in which case he would be entitled only to accelerated vesting of outstanding options and restricted stock units (in the manner described below) and will not receive cash severance payments. Mr. Dimitrov is also subject to non-solicitation restrictions with respect to our investors, customers and employees during his employment with us and for the one-year period (with respect to investors and customers) or the two-year period (with respect to employees) thereafter (or the six-month period thereafter in the event of a termination by us without Cause or a termination within the 90-day period prior to, or at any time on or after, a change in control).

The employment agreement includes a cutback provision which provides that, in the event a nationally recognized accounting firm designated by us determines that any payments from us, or in connection with a change in control of us, would be subject to the excise tax under Section 4999 of the Internal Revenue Code, such payments will be reduced to the greatest amount that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Internal Revenue Code, but only if such reduction results in Mr. Dimitrov receiving a greater after tax amount than he would receive if such amount were subject to the excise tax under Section 4999 of the Internal Revenue Code.

Employment Agreement with Todd Owens

In connection with our initial public offering, Fifth Street Management and FSC CT LLC entered into an amended and restated employment agreement with Todd Owens, who joined us in September 2014 as our Co-President. The agreement provided Mr. Owens with an initial annual base salary of $500,000 and the opportunity for annual salary increases based on performance. For the period from Mr. Owens’s employment commencement date through December 31, 2014, he was entitled to a bonus in an amount such that his total compensation for the period ended December 31, 2014 equaled $1.0 million. For 2015, Mr. Owens is eligible for a discretionary target bonus of at least $1.5 million based on the achievement of performance goals and other factors determined by us in our sole discretion. Mr. Owens is also entitled to a $2,500 monthly housing allowance through August 2015 and moving expense reimbursements of up to $30,000.

In the event Mr. Owens is terminated without “Cause” (as defined in the employment agreement) or Mr. Owens terminates his employment for “Good Reason” (as defined in the employment agreement), then, subject to his execution and non-revocation of a release of claims and further subject to his continued compliance with his post-termination obligations, he will receive monthly severance payments over a twelve month period totaling $2.0 million.

In connection with his employment agreement, Mr. Owens entered into a non-competition, non-solicitation and non-disclosure agreement which contains certain non-competition restrictions that are effective during his employment and for the one-year period thereafter (or the three-month period thereafter if his employment is terminated by us without Cause or is terminated within the 90-day period prior to, or at any time on or after, a change in control). The non-competition agreement provides that in the event Mr. Owens’s employment is terminated for any reason other than Cause and subject to his compliance with the terms of the non-competition agreement, he will receive during the applicable non-competition period the sum of (i) the highest base salary ever paid to him during his employment with us (or a pro rata portion if the non-competition period is less than one year), plus (ii) a bonus (or a pro rata portion if the non-competition period is less than one year) equal to the average of the discretionary bonuses received by Mr. Owens over the two years preceding his termination (but no less than $1.5 million with respect to any termination occurring in 2015), provided that payment obligations under the non-competition agreement shall be reduced by all post-termination separation payments paid to Mr. Owens under his employment agreement and provided further that the Company may waive Mr. Owens’s obligations under the non-competition agreement, in which case he will not be entitled to any further payments under the non-competition agreement.

Mr. Owens is also subject to non-solicitation restrictions with respect to our investors, customers and employees during his employment with us and for the one-year period (with respect to investors and customers) or the two-year period (with respect to employees) thereafter (or the six-month period thereafter if his employment is terminated by us without Cause or is terminated within the 90-day period prior to, or at any time on or after, a change in control).

Mr. Owens’s employment agreement includes a cutback provision which provides that, in the event any payments would subject him to the excise tax under Section 4999 of the Internal Revenue Code, a nationally recognized accounting firm designated by us will determine whether to reduce such payments to the greatest amount that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Internal Revenue Code.

Amended and Restated Deferred Bonus and Retention Plan

On January 15, 2015, our Compensation Committee adopted and approved the Fifth Street Asset Management Inc. Amended and Restated Deferred Bonus and Retention Plan (the “Deferred Bonus and Retention Plan”). Participation in the Deferred Bonus and Retention Plan is limited to the Company’s full-time employees, including executive officers, who are selected to participate.

Under such plan, annual bonuses that are awarded to plan participants are payable according to the following schedule, in each case subject to the participant’s continued employment through the applicable payment date (unless employment is earlier terminated due to the participant’s death or disability or by the Company without cause):

•	the first $25,000 (or the entire amount if less than $25,000) is paid to the participant by March 15th of the year following the performance year;
•	if the bonus award is greater than $25,000, the portion of the award in excess of $25,000 and not exceeding $100,000 will be paid as follows: (i) 80% of such portion will be paid to the participant by March 15th of the year following the performance year, and (ii) the remaining 20% will be paid to the participant in equal installments over the subsequent three years;
•	if the bonus award is greater than $100,000, the portion of the award in excess of $100,000 and not exceeding $500,000 will be paid as follows: (i) 67% of such portion will be paid to the participant by March 15th of the year following the performance year, and (ii) the remaining 33% will be paid to the participant in equal installments over the subsequent three years; and
•	if the bonus award is greater than $500,000, the portion of the award in excess of $500,000 will be paid as follows: (i) 50% of such portion will be paid to the participant by March 15th of the year following the performance year, and (ii) the remaining 50% will be paid to the participant in equal installments over the subsequent three years.

The Deferred Bonus and Retention Plan became effective as of January 1, 2015, and, with respect to plan participants, applies to discretionary annual bonuses awarded on or after January 1, 2015, including 2014 discretionary annual bonuses. Mr. Dimitrov was selected to participate in the Deferred Bonus and Retention Plan with respect to the plan’s first year.

Compensation of Our Directors

Our Board maintains a director compensation program pursuant to which our non-employee directors receive the following compensation for their service on our board of directors:

•	An annual retainer of $75,000;
•	An additional annual retainer of $15,000 for serving as chair of the Audit Committee;
•	An additional annual retainer of $5,000 for serving as chair of the Compensation Committee;
•	An additional annual retainer of $5,000 for serving as chair of the Nominating and Corporate Governance Committee; and
•	An initial grant of 10,000 stock options and a subsequent annual grant of 5,000 options, in each case, made under our 2014 Omnibus Incentive Plan, all of which shall vest on the earlier to occur of the one-year anniversary of the grant date and immediately prior to the first annual meeting of our stockholders occurring after the grant date. Vesting of the options will accelerate upon the occurrence of a change in control or upon termination of directorship due to death or disability.

Our non-employee directors will also receive additional compensation for their attendance at meetings of our Board or committees thereof as follows: (i) $2,500 for in-person attendance and $1,000 for telephonic attendance at Board meetings; and (ii) $1,000 for in-person attendance and $500 for telephonic attendance at committee meetings.

Our director compensation program became effective in October 2014 in connection with the pricing of our initial public offering.

Non-Employee Director Deferred Compensation Plan

On January 15, 2015, our Board adopted and approved the Fifth Street Asset Management Inc. Non-Employee Director Deferred Compensation Plan (the “Director DCP”). Participation in the Director DCP is limited to the Company’s non-employee directors. Under the Director DCP, non-employee directors are permitted to defer (i) cash fees (including annual retainers, chairperson retainers, meeting fees and any other fees determined by the Compensation Committee in its discretion) and (ii) certain designated equity-based awards. Cash fees deferred under the Deferred Bonus and Retention Plan are distributed to a participant on the participant’s termination date (including by reason of retirement, resignation, death or disability). The balance of a participant’s deferred compensation account is paid out to the participant in a lump sum within 30 days of a participant’s termination date.

The following table sets forth compensation of the Company’s non-employee directors for the year ended December 31, 2014:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Option Awards ($)(3)	Total ($)
David J. Anderson	$22,250	$16,200	$38,450
Wayne Cooper	$30,500	$16,200	$46,700
Mark J. Gordon	$28,250	$16,200	$44,450
Thomas L. Harrison	$33,000	$16,200	$49,200
Frank C. Meyer	$25,500	$16,200	$41,700

(1)	As of December 31, 2014, none of our non-employee directors held any unvested stock awards.
(2)	Our director compensation program commenced in October 2014 upon the pricing of our initial public offering. As a result, the amounts in this column reflect pro-rated fees to our non-employee directors in 2014.
(3)	Reflects the aggregate grant date fair value for the option awards granted under the 2014 Plan, calculated in accordance with FASB ASC Topic 718. For additional information regarding the assumptions made in calculating these amounts, see Note 11 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. At December 31, 2014, each of our non-employee directors held stock options to purchase 10,000 shares of our Class A common stock.

Related-Party Transactions

Set forth below is a description of the material transactions between the Company and certain of our directors, executive officers and beneficial owners of more than 5% of our voting securities, or their respective family members, during our 2014 fiscal year.

Reorganization Transactions

In connection with our initial public offering, we engaged in a series of related transactions with certain of our directors, each of our executive officers and other persons and entities who became holders of 5% or more of our voting securities upon the consummation of these transactions. Each of these transactions, which we refer to collectively as the reorganization transactions, is described below.

In this section of the Proxy Statement:

•	“Holdings Limited Partners” refers to to active, limited partners in Fifth Street Holdings, L.P. (other than the Company);
•	“Principals” refers to Leonard M. Tannenbaum and Bernard D. Berman and, where applicable, any entities controlled directly or indirectly by them; and
•	“TRA Recipients” refers to the Principals and Ivelin M. Dimitrov.

Formation and Capitalization of the Company and Fifth Street Holdings

On May 8, 2014, we were incorporated in Delaware. We were organized to be a holding company for Fifth Street Holdings, L.P. (“Fifth Street Holdings”) in anticipation of our initial public offering. Fifth Street Holdings was organized to be a holding company for Fifth Street Management and FSCO GP LLC (“FSCO GP”), the general partner of our hedge fund. As a holding company, we conduct all of our operations through these two subsidiaries. Following our initial public offering, we became the sole general partner of Fifth Street Holdings. The Holdings Limited Partners do not have the authority to remove or replace us as the general partner of Fifth Street Holdings. Fifth Street Management and FSCO GP continue to conduct all of our business activities, including the provision of management services to our FSC, FSFR and other funds. Our amended and restated certificate of incorporation authorizes us to issue two classes of common stock, Class A common stock and Class B common stock.

Class A Shares.  Shares of our Class A common stock were issued to the public in our initial public offering. Class A common stock entitles holders to one vote per share and economic rights (including rights to dividends and distributions upon liquidation).

Class B Shares.  Shares of our Class B common stock entitle holders to five votes per share but such holders have no economic rights (including no rights to dividends and distributions upon liquidation).

On June 27, 2014, the Principals formed Fifth Street Holdings as a Delaware limited partnership. Prior to the transactions described below, the Principals were the general partners and the limited partners of Fifth Street Holdings. Fifth Street Holdings has a single class of Holdings LP Interests. Immediately prior to our initial public offering:

•	The Principals contributed the general partnership interests of Fifth Street Holdings to us in exchange for 100% of the shares of our Class B common stock;
•	The members of Fifth Street Management contributed 100% of the membership interests of Fifth Street Management to Fifth Street Holdings in exchange for interests in Fifth Street Holdings (“Holdings LP Interests”); and
•	The members of FSCO GP contributed 100% of the membership interests of FSCO GP to Fifth Street Holdings in exchange for Holdings LP Interests.

In our initial public offering, we offered shares of Class A common stock representing 100% of our issued and outstanding Class A common stock. We used the net proceeds of our initial public offering to purchase a portion of the Holdings LP Interests from the Holdings Limited Partners. Pursuant to these purchases and exchanges, certain of our executive officers received the following:

Name	Proceeds from sale of Holdings LP Interests	Number of Holdings LP Interests received
Leonard M. Tannenbaum	$87,580,029	40,191,085
Bernard D. Berman	$5,808,953	2,665,769
Alexander C. Frank	$228,674	104,940
Ivelin M. Dimitrov	$1,163,024	533,720
Steven M. Noreika	$10,067	4,620

Following the initial public offering and our purchase of Holdings LP Interests, we owned 12.0% of the Holdings LP Interests.

Exchange Agreement

In connection with our reorganization, we entered into an exchange agreement with the Holdings Limited Partners that granted each Holdings Limited Partner and certain permitted transferees the right, beginning two years after the closing of our initial public offering and subject to the vesting and minimum retained ownership requirements and transfer restrictions set forth in the Holdings LPA and Contribution Agreements, on a quarterly basis, to exchange such person’s Holdings LP Interests for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. As a result, each Holdings Limited Partner will, over time, have the ability to convert his or her illiquid ownership interests in Fifth Street Holdings into Class A common stock that can more readily be sold in the public markets. When a Holdings LP Interest is exchanged for a share of Class A common stock by a Principal, the corresponding share of Class B common stock will be retired and cancelled.

Tax Receivable Agreement

In connection with our reorganization, we entered into a tax receivable agreement with the TRA Recipients that requires us to pay them 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize (or are deemed to realize in the case of an early termination payment by us, or a change in control) as a result of the increases in tax basis and certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. We expect to benefit from the remaining 15% of cash savings, if any, realized. The tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on an agreed upon value of payments remaining to be made under the agreement.

Registration Rights Agreement

In connection with our reorganization, we entered into a registration rights agreement with the Holdings Limited Partners pursuant to which we granted the Principals, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A common stock issuable upon exchange of their Holdings LP Interests held or acquired by them. Under the registration rights agreement, the Principals have the right to request us to register the sale of their shares and can also require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, the agreement gives the Holdings Limited Partners the ability to exercise certain piggyback registration rights to include their shares of Class A common stock in connection with registered offerings requested by the Principals or initiated by us.

Distributions to Previous Owners

Distributions to the previous holders of membership interests in Fifth Street Management with respect to the period from January 1, 2014 through the date of our initial public offering totaled $49.4 million. Effective upon our initial public offering, as discussed above, Fifth Street Management became a wholly-owned subsidiary of Fifth Street Holdings.

Investments in Our Funds

Certain of our directors and employees, including our Principals and other executive officers, have invested and may continue to invest in our private funds. In many cases, participation is limited by law to individuals who qualify under applicable legal regimes. These private funds generally do not require employees to pay management fees and do not deduct incentive fees from the funds’ distributions to these employees. We expect that our directors and employees, including members of our senior management team, will continue to be given the opportunity to make investments in our current and future private funds on a similar basis. Investments by our executive officers in our funds, not including FSC and FSFR, include, as of December 31, 2014:

•	Interests in our hedge fund, which is advised by Fifth Street Management: a $25.3 million interest of Mr. Tannenbaum, a $1.1 million interest of Mr. Berman, a $0.4 million interest of Mr. Dimitrov and a $0.3 million interest of Mr. Frank.
•	Interests in Senior Loan Fund I, which is advised by Fifth Street Management: a $0.2 million interest of Mr. Dimitrov.
•	Interests in Senior Loan Fund II, which is advised by Fifth Street Management: a $3.2 million interest of Mr. Tannenbaum and a $0.2 million interest of Mr. Dimitrov.

In addition, our directors and executive officers have and may in the future purchase the securities of our publicly-traded funds in market transactions.

Other Interested Party Transactions

Lease of Our Headquarters

Pursuant to a lease agreement dated as of July 22, 2013, we lease our headquarters at 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830, from an entity controlled by Mr. Tannenbaum. The lease agreement requires monthly rental payments at market rates, expires on September 30, 2024 and can be renewed at our request for two additional five-year periods. Rental payments under this lease of approximately $2.0 million per year began in October 2014.

Guarantee

On August 1, 2013, we entered into an agreement whereby FSC LLC (f/k/a FSC, Inc.) and FSC CT LLC (f/k/a FSC CT, Inc.) guaranteed a commercial mortgage loan in the amount of $26.0 million issued by a financial institution to an entity owned by Mr. Tannenbaum. The loan matures on August 1, 2023 and requires monthly interest payments throughout the term with monthly principal payments through the maturity date. Interest on the loan accrues at a rate of LIBOR plus 1.85% per annum. This guarantee was terminated on September 24, 2014.

State of Connecticut DECD Loan

FSC CT LLC, a combined entity controlled by Mr. Tannenbaum, received a $4.0 million loan from the State of Connecticut Department of Economic and Community Development (or “DECD”) on October 7, 2013. The proceeds of the loan were utilized to help fund the build-out costs of our headquarters in Greenwich, CT. If FSC CT LLC satisfies certain obligations relating to achieving certain job-related milestones, it is entitled to receive a forgiveness credit of up to $3.0 million. The Connecticut DECD also provided a grant of up to $500,000 to fund job training and up to $500,000 for the installation of an alternative energy system at our headquarters. In connection with our reorganization, FSC CT LLC was contributed by Mr. Tannenbaum to us and became a subsidiary of Fifth Street Management.

Family Relationships

On December 22, 2014, Fifth Street Management entered into a limited liability company agreement, as majority member, with Leonard Tannenbaum’s brother, as minority member, for the purpose of forming IMME LLC, a Delaware limited liability company (“IMME”). The purpose of IMME is to develop technology related to the financial services industry. Fifth Street Management made a total capital contribution of $80,000 for an 80% membership interest in IMME. On February 24, 2015, Fifth Street Management purchased a convertible promissory note (the “IMME Note”) from IMME in an aggregate principal amount of $800,000. The IMME Note bears interest at 8% per annum and matures on August 31, 2016. IMME has filed to change its name to MMKT Exchange LLC.

In addition, Stacey Tannenbaum, Mr. Tannenbaum’s wife, is an employee and serves as executive director, operations of FSC CT LLC. She is not an executive officer of the Company. Ms. Tannenbaum received compensation in 2014 in the range of $120,000 to $200,000, which amount included her salary, bonus and certain other compensation. We expect that Ms. Tannenbaum’s compensation will be below the reportable $120,000 threshold for the year ended December 31, 2015. Jessica Tannenbaum, Mr. Tannenbaum’s half-sister, is also an employee and serves as vice president, marketing of FSC CT LLC. She is not an executive officer of the Company. Ms. Tannenbaum received compensation in 2014 in the range of $120,000 to $500,000, which amount included her salary, bonus and certain other compensation.

Related Person Transaction Policy

We have adopted a written policy regarding the approval of any transaction or series of transactions in which we or any of our subsidiaries is a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person must promptly disclose to our Chief Compliance Officer any “related person transaction” (defined as any transaction that is required to be disclosed under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts about the transaction. The Chief Compliance Officer will then assess and promptly communicate that information to the Audit Committee of our Board. Based on its consideration of all of the relevant facts and circumstances, this Audit Committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to this Board committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Previously approved related person transactions or those otherwise already existing that are ongoing in nature shall be reviewed periodically by the Audit Committee. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

PROPOSAL 2 — RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2015 FISCAL YEAR

Upon the recommendation of the Audit Committee, the Board has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the year ending December 31, 2015, subject to ratification by the Company’s stockholders.

It is expected that a representative of PwC will be present at the Annual Meeting and will have an opportunity to make a statement if he or she chooses and will be available to answer questions.

Independent Registered Public Accounting Firm’s Fees

The following table presents fees for professional services rendered by PwC for the fiscal years ended December 31, 2014. Fifth Street Asset Management Inc. was incorporated in May 2014 and so no fees are included below for fiscal year 2013.

2014
Audit Fees	$391,000
Audit-Related Fees	—
Aggregate Non-Audit Fees:
Tax Fees	—
All Other Fees	720,000
Total Aggregate Non-Audit Fees(1)	720,000
Total Fees	$1,111,000

(1)	Non-audit fees represent approximately 65% of total fees.

Audit Fees.  Audit fees consist of fees billed for professional services rendered for the audit of our year-end consolidated financial statements and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

Audit-Related Fees.  Audit-related services consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees.  Tax fees consist of fees billed for professional services for tax compliance. These services include assistance regarding federal, state and local tax compliance.

All Other Fees.  All other fees would include fees for products and services other than the services reported above.

Required Vote

The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy is required to approve this proposal. Abstentions will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal. Because brokers will have discretionary authority to vote for the ratification of the selection of registered independent public accounting firm in the event that they do not receive voting instructions from the beneficial owner of the shares, there should not be any broker non-votes with respect this proposal.

The Board unanimously recommends a vote “FOR” this proposal. Proxies solicited by the Board will be voted “FOR” Proposal 2 unless otherwise instructed.

Audit Committee Report

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2014.

As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with both management and its independent registered public accounting firm all of the Company’s financial statements filed with the SEC for each quarter during fiscal year 2014 and as of and for the year ended December 31, 2014. The Company’s management advised the Audit Committee that all financial statements were prepared in accordance with U.S. generally accepted accounting principles (GAAP), and reviewed significant accounting issues with the Audit Committee. The Audit Committee discussed with its independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The independent registered public accounting firm also provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the subject of independence with the independent registered public accounting firm.

The Audit Committee has established a pre-approval policy that describes the permitted audit, audit-related, tax and other services to be provided by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. Pursuant to the policy, the Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services do not impair the firm’s independence.

Any requests for audit, audit-related, tax and other services that have not received general pre-approval must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committees does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

The Audit Committee has reviewed the audit fees paid by the Company to the independent registered public accounting firm. It has also reviewed non-audit services and fees to assure compliance with the Company’s and Audit Committee’s policies restricting the independent registered public accounting firm from performing services that might impair its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements as of and for the year ended December 31, 2014, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC. The Audit Committee also recommended the selection of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015.

Audit Committee
Thomas L. Harrison (Chair)
Wayne Cooper
Frank C. Meyer

HOUSEHOLDING OF PROXY MATERIALS

For those stockholders who request paper delivery of the proxy materials or Notice of Internet Availability, the Company intends to deliver only one Annual Report on Form 10-K and Proxy Statement to multiple registered stockholders sharing the same address unless it has received contrary instructions from one or more of the stockholders. This includes brokers with account holders who are stockholders of the Company. A stockholder who wishes to receive a separate copy of the Notice of Internet Availability, Annual Report or Proxy Statement, or wishes to stop receiving separate copies of such materials, may so request by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or calling 1-800-542-1061. If you are a beneficial stockholder, information regarding householding of proxy materials should have been forwarded to you by your bank or broker.

OTHER MATTERS

Stockholder Proposals

Any stockholder proposals submitted pursuant to the SEC’s Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the 2016 Annual Meeting of Stockholders must be received by the Company on or before February 5, 2016. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Fifth Street Asset Management Inc., 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830, Attention: Corporate Secretary.

Stockholder proposals or director nominations to be presented at the 2016 Annual Meeting of Stockholders, other than stockholder proposals submitted pursuant to the SEC’s Rule 14a-8, must be delivered to, or mailed and received at, the principal executive office of the Company not less than ninety (90) days in advance of the one year anniversary of the date the Company’s’ proxy statement was released to stockholders in connection with the previous year’s Annual Meeting of Stockholders. For the 2016 Annual Meeting of Stockholders, the Company must receive such proposals and nominations no later than March 6, 2016. If the date of the Annual Meeting has been changed by more than thirty (30) calendar days from the date contemplated at the time of the previous year’s proxy statement, stockholder proposals or director nominations must be so received not later than the tenth day following the day on which such notice of the date of the 2016 Annual Meeting of Stockholders or such public disclosure is made. Proposals must also comply with the other requirements contained in the Company’s Amended and Restated Bylaws, including supporting documentation and other information. Proxies solicited by the Company will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own 10% or more of its voting stock, to file reports of ownership and changes in ownership of its equity securities with the SEC. Directors, executive officers and 10% or more holders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those forms furnished to us, or written representations that no such forms were required, we believe that our directors, executive officers and 10% or more beneficial owners complied with all Section 16(a) filing requirements during the year ended December 31, 2014.

Other Business

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters may properly be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any other business that may properly come before the Annual Meeting, however, the proxy, in the form enclosed, will be voted in respect thereof in accordance with the discretion of the proxyholder(s).

Whether or not you expect to attend the Annual Meeting, please complete, date, sign and promptly return the accompanying proxy card so that you may be represented at the Annual Meeting.

FIFTHSTREET

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M92649-P64324 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIFTH STREET ASSET MANAGEMENT INC.

The Board of Directors recommends you vote FOR the following:

Vote on Proposal 1 (Election of Directors)

1. To elect six directors of the Company to hold office until the Company's 2016 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

Nominees:	**For**	**Against**	**Abstain**
1a. David J. Anderson	☐	☐	☐
1b. Wayne Cooper	☐	☐	☐
1c. Mark J. Gordon	☐	☐	☐
1d. Thomas L. Harrison	☐	☐	☐
1e. Frank C. Meyer	☐	☐	☐
1f. Leonard M. Tannenbaum	☐	☐	☐

Vote on Proposal 2 (Auditor Ratification)

3. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors recommends you vote FOR the Proposals.

For address changes/comments, mark here (see reverse for instruction): ☐

	Yes	**No**
Please indicate if you plan to attend this meeting:	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership or other entity, please sign in full entity name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date